Exhibit 99.1

Contact:	BALLY TOTAL FITNESS 8700 West Bryn Mawr Avenue Chicago, IL 60631 www.Ballyfitness.com Matt Messinger – Tel. (773) 864-6850
FOR IMMEDIATE RELEASE
Bally Total Fitness Submits Motion to File Amended Plan of Reorganization to
Incorporate Improved Terms Proposed by Harbinger Capital Partners Funds
CHICAGO, Aug. 13 — Bally Total Fitness (OTC: BFTH) today announced that it has filed a motion with the U.S. Bankruptcy Court for the Southern District of New York seeking approval to amend its Joint Prepackaged Chapter 11 Plan of Reorganization (the “Existing Plan”) to implement a superior alternative restructuring proposal from Harbinger Capital Partners Master Fund I, Ltd. and Harbinger Capital Partners Special Situations Fund L.P. (“Harbinger”) without the need to resolicit votes from its creditors.
Under its proposal, Harbinger would invest approximately $233.6 million in exchange for 100% of common equity of the reorganized Bally. The amended plan would provide equal or better treatment to holders of the Company’s 10-1/2% Senior Notes due 2011 and its 9-7/8% Senior Subordinated Notes due October 2007, as well as all other holders of unsecured claims against the Company. Holders of existing common stock in Bally and certain other claims treated as equity in bankruptcy would receive $16.5 million in the aggregate. Under the Existing Plan, common stockholders would receive no distribution. The amended plan would also result in additional de-levering of the Company. If the Bankruptcy Court grants the motions filed today, the Company should be able to implement the amended plan and emerge from Chapter 11 within a similar timeframe as the Existing Plan.
In its motion, Bally is seeking Court approval to pursue the amended plan without further vote solicitation and to treat previously received votes to accept the Existing Plan as votes to accept the amended plan implementing the Harbinger-funded restructuring. Bally has also filed a motion seeking court approval to enter into an Investment Agreement providing for Harbinger’s commitment to make its $233.6 million equity investment, and a Restructuring Support Agreement reflecting the parties’ commitment to implement the Harbinger-funded restructuring through the amended plan.
Under the amended plan, the Company can still consummate the restructuring set forth in the Existing Plan if the Harbinger-funded restructuring cannot be consummated. As previously announced, the Existing Plan would be funded by $90 million in capital to be provided through the issuance of new senior subordinated notes in a rights offering backstopped by funds managed by Tennenbaum Capital Partners, LLC, Goldman Sachs & Co., and Anschutz Investment Company.

More detailed information on the treatment of claims under the amended plan is available on Bally’s website at http://www.ballyfitness.com and from the Company’s chapter 11 website and hotline:
Bally Chapter 11 Information Website: http://www.kccllc.net/bally
Bally Chapter 11 Information Hotline: Toll Free: (888) 251-3046
Copies of the filed motions, including the proposed amended plan and form of Investment Agreement, will be promptly filed by Bally with the Securities and Exchange Commission on a Current Report on Form 8-K and are available on the websites listed above.
About Bally Total Fitness
Bally Total Fitness is among the largest commercial operators of fitness centers in the U.S., with over 375 facilities located in 26 states, Mexico, Korea, China and the Caribbean under the Bally Total Fitness(R) and Bally Sports Clubs(R) brands. Bally offers a unique platform for distribution of a wide range of products and services targeted to active, fitness-conscious adult consumers.
Forward-Looking Statements
Forward-looking statements in this release including, without limitation, statements relating to the proposed restructuring, are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. Statements that are not historical facts, including statements about the Company’s beliefs and expectations are forward-looking statements. These statements are based on beliefs and assumptions by the Company’s management, and on information currently available to management. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update publicly any of them in light of new information or future events. In addition, these forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks associated with the ability of the Company in advance of and during a reorganization to maintain normal terms with vendors and service providers, maintain contracts that are critical to its operations, retain members and attract, motivate and retain key employees, and other factors that are described in filings of the Company with the SEC, including the Company’s Annual Report on Form 10-K, which was filed on June 29, 2007.
The restructuring process presents inherent material uncertainty. It is not possible to determine with certainty the length of time it will take the Company to complete the restructuring, including the effect of any third party proposals for competing plans of reorganization, whether all necessary conditions and approvals are ultimately satisfied and obtained for the reorganization under the proposed terms, whether the bankruptcy will be successful, or the outcome of the restructuring in general. In addition, the implementation of a plan of reorganization is dependent upon a number of conditions typical in similar reorganizations, including court approval of the plan of reorganization.
While the Company is in the process of restructuring, investments in its securities will be highly speculative.
SOURCE Bally Total Fitness
Matt Messinger of Bally Total Fitness, +1-773-864-6850